Exhibit 10.1
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of August 5, 2008 (the “Effective Date”) among (a) SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”), and (b) ENERNOC, INC., a Delaware corporation (“EnerNOC”), and ENERNOC SECURITIES CORPORATION, a Massachusetts corporation (“EnerNOC Securities”) (hereinafter, EnerNOC and EnerNOC Securities are jointly and severally, individually and collectively, referred to as “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
     1 ACCOUNTING AND OTHER TERMS; AGENTED LOAN ARRANGEMENT.
     1.1 Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Notwithstanding the foregoing, all financial covenant calculations shall be computed with respect to the Borrower only, and not on a consolidated basis. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     1.2 Agented Loan Arrangement.
     (a) Designation of Agent. Each Borrower hereby designates EnerNOC as the agent (the “Agent”) of each Borrower to discharge the duties and responsibilities of the Agent as provided herein.
     (b) Operation of Loan Arrangement.
     (i) Except as otherwise permitted by Bank, Credit Extensions hereunder shall be requested solely by the Agent as agent for each Borrower.
     (ii) Any Credit Extension which may be made by Bank under this Agreement and which is directed to the Agent is received by the Agent in trust for that Borrower who is intended to receive such Credit Extension. The Agent shall distribute the proceeds of any such Credit Extension solely to that Borrower. Each Borrower shall be directly indebted to Bank for each Credit Extension distributed to any Borrower by the Agent, together with all accrued interest thereon, as if that amount had been advanced directly by Bank to a Borrower (whether or not the subject Credit Extension was based upon the accounts and/or inventory or other assets of the Borrower which actually received such distribution), in addition to which each Borrower shall be liable to Bank for all Obligations under this Agreement, whether or not the proceeds of the Credit Extension are distributed to any particular Borrower.
     (iii) Bank shall have no responsibility to inquire as to the distribution of Credit Extensions made by Bank through the Agent as described herein.
     (c) Credit Extensions Directly to Borrower.
     (i) If, for any reason, and at any time during the term of this Agreement:
     (A) any Borrower, including the Agent, as agent for each Borrower, shall be unable to, or prohibited from carrying out the terms and conditions of this Agreement (as determined by Bank in Bank’s sole and absolute discretion); or
     (B) Bank deems it inexpedient (in Bank’s sole and absolute discretion) to continue making Credit Extensions to or for the account of any particular Borrower, or to channel such Credit Extensions through the Agent, then Bank may make Credit Extensions directly to such Borrower as Bank determines to be expedient, which Credit Extensions may be made without regard to the procedures otherwise included in this Section 1.
     (ii) In the event that Bank determines to forgo the procedures included herein pursuant to which Credit Extension are to be channeled through the Agent, then Bank may designate one or more Borrower to fulfill the financial and other reporting requirements otherwise imposed herein upon the Agent.
     (iii) Each Borrower shall remain liable to Bank for the payment and performance of all Obligations (which payment and performance shall continue to be secured by all Collateral) notwithstanding any determination by Bank to cease making Credit Extensions to or for the benefit of any Borrower.
     (d) Continuation of Authority of Agent. The authority of the Agent to request Credit Extensions on behalf of, and to bind, each Borrower, shall continue unless and until Bank acts as provided in Section 1.2(c) above, or Bank actually receives:
     (i) written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Agent, which notice is executed by the respective Presidents of each Borrower then eligible for borrowing under this Agreement; and
     (ii) written notice from the successor Agent (i) accepting such appointment; (ii) acknowledging that the removal and appointment has been effected by the respective Presidents of each Borrower eligible for borrowing under the within Agreement; and (iii) acknowledging that from and after the date of appointment, the newly appointed Agent shall be bound by the terms hereof, and that as used herein, the term “Agent” shall mean and include the newly appointed Agent.
     (e) Indemnification. The Agent and each Borrower respectively shall indemnify, defend, and save and hold Bank harmless from and against any liabilities, claims, demands, expenses, or losses made against or suffered by Bank on account of, or arising out of, this Agreement, Bank’s reliance upon Credit Extension requests made by the Agent, or any other action taken by Bank hereunder or under any of Bank’s various agreements with the Agent and/or any Borrower and/or any other Person arising under this Agreement, except for liabilities, claims, demands, expenses, or losses directly resulting from Bank’s gross negligence or willful misconduct.
     2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
          (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
     2.1.2 Letters of Credit Sublimit.
          (a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Thirty-Five Million Dollars ($35,000,000.00), inclusive of Credit Extensions relating to Sections 2.1.1, 2.1.3, 2.1.4 and 2.1.5. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence (other than gross negligence or willful misconduct), or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
          (b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
          (c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
          (d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time upon notice to Borrower to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
     2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000.00) (such maximum shall be the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”), inclusive of Credit Extensions made pursuant to Sections 2.1.1, 2.1.2, 2.1.4 and 2.1.5. Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     2.1.4 Cash Management Services Sublimit. Borrower may use up to Thirty-Five Million Dollars ($35,000,000.00), inclusive of Credit Extensions made pursuant to Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.5, of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     2.1.5 Term Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement, Bank agrees to lend to Borrower, from time to time prior to the Commitment Termination Date, term loan advances (each a “Term Advance” and collectively the “Term Advances”) in an aggregate amount not to exceed the Term Loan Amount. Each Term Advance must be in an amount equal to or greater than Five Hundred Thousand Dollars ($500,000.00). When repaid, the Term Advances may not be re-borrowed. Bank’s obligation to lend hereunder shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, or (ii) the Commitment Termination Date.
          (b) Repayment. Each Term Advance is payable in: (i) thirty-six (36) consecutive equal monthly installments of principal, calculated by the Bank, based upon (A) the amount of the Term Advance, and (B) an amortization schedule equal to thirty-six (36) months, plus (ii) interest on the outstanding principal amount of the

Term Advance at the rate set forth in Section 2.4, beginning on the first calendar day of the month following the Funding Date of such Term Advance and continuing thereafter on the first calendar day of each successive calendar month. All unpaid principal and accrued interest is due and payable in full on the applicable Term Loan Maturity Date. Payments received after 1:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.
     2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount, plus (d) the outstanding principal balance of the Term Advances, exceeds the Revolving Line, Borrower shall immediately pay to Bank in cash such excess.
     2.3 General Provisions Relating to the Credit Extensions. Each Credit Extension shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Credit Extension or a LIBOR Credit Extension; provided that in no event shall Borrower maintain at any time LIBOR Credit Extension having more than two (2) different Interest Periods. Borrower shall pay interest accrued on the Credit Extensions at the rates and in the manner set forth in Section 2.4.
     2.4 Payment of Interest on the Credit Extensions.
          (a) Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
          (b) Credit Extensions. Each Credit Extension shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Prime Rate plus the Prime Rate Margin or the LIBOR Rate plus the LIBOR Rate Margin, as the case may be. On and after the expiration of any Interest Period applicable to any LIBOR Credit Extension outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Credit Extension shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus four percent (4.0%). Pursuant to the terms hereof, interest on each Credit Extension shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Credit Extension pursuant to this Agreement for the portion of any Credit Extension so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Credit Extensions shall be due and payable on the Maturity Date.
          (c) Default Interest. Except as otherwise provided in Section 2.4(b), after an Event of Default, Obligations shall bear interest four percent (4.0%) above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.4(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
          (d) Prime Rate Credit Extensions. Each change in the interest rate of the Prime Rate Credit Extensions based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Bank shall use its best efforts to give Borrower prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Borrower with notice hereunder shall not affect Bank’s right to make changes in the interest rate of the Prime Rate Credit Extensions based on changes in the Prime Rate.
          (e) LIBOR Credit Extensions. The interest rate applicable to each LIBOR Credit Extension shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Credit Extension, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Credit Extension.
          (f) Debit of Accounts. Bank may debit the Designated Deposit Account for principal and interest payments or any other amounts Borrower owes Bank hereunder when due. These debits shall not constitute a set-off.

          (g) Payments. Unless otherwise provided, interest is payable monthly in arrears on the first calendar day of each month. Payments of principal and/or interest received after 1:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.
     2.5 Fees. Borrower shall pay to Bank:
          (a) Commitment Fee. A fully earned, non-refundable commitment fee of Eighty-Two Thousand Five Hundred Dollars ($82,500.00) on the Effective Date (Bank acknowledges receipt from Borrower of a good faith deposit in the amount of Twenty-Five Thousand Dollars ($25,000.00));
          (b) Anniversary Fee. A fully earned, non-refundable anniversary fee of Sixty Thousand Dollars ($60,000.00), which fee shall be earned as of the date hereof, and shall be payable on the earlier to occur of (i) the date that is one year from the Effective Date, or (ii) the early termination of this Agreement;
          (c) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee of one and one-quarter of one percent (1.25%) per annum of the face amount of each Letter of Credit issued, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit by Bank;
          (d) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to one-quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line, as reasonably determined by Bank. The unused portion of the Revolving Line, for the purposes of this calculation, shall include amounts reserved under the Cash Management Services Sublimit for products provided and under the Foreign Exchange Sublimit for FX Forward Contracts. For purposes of this calculation, the outstanding principal amount of Term Advances shall be included as usage under the Revolving Line. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and
          (e) Bank Expenses. All Bank Expenses incurred through and after the Effective Date, when due.
     3 CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably request as being necessary or appropriate, including, without limitation:
          (a) duly executed original signatures to the Loan Documents dated prior to or as of the Effective Date to which it is a party;
          (b) duly executed original signatures to the Control Agreement[s];
          (c) Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware (for EnerNOC) or the Secretary of the Commonwealth of Massachusetts (for EnerNOC Securities) as of a date no earlier than thirty (30) days prior to the Effective Date;
          (d) duly executed original signatures to the completed Borrowing Resolutions for Borrower;
          (e) certified copies, dated as of a recent date, of financing statement searches, as Bank shall reasonably request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
          (f) a fully-executed landlord’s consent with respect to Borrower’s leased location at One Summer Street, Boston, Massachusetts 02110, in favor of Bank;

          (g) a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;
          (h) evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and
          (i) payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.
     3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:
          (a) timely receipt of a Notice of Borrowing;
          (b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Notice of Borrowing and on the effective date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects as of the date thereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) in Bank’s reasonable discretion, there has not been a Material Adverse Change, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.
     3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
     3.4 Procedure for the Borrowing of Credit Extensions.
          (a) Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, each Credit Extension shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank reasonably believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance. Such Notice of Borrowing must be received by Bank prior to 11:00 a.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Credit Extensions, and (ii) at least one (1) Business Day prior to the requested Funding Date, in the case of Prime Rate Credit Extensions, specifying:
               (1) the amount of the Credit Extension, which, if a LIBOR Credit Extension is requested, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of $1,000,000 in excess thereof;
               (2) the requested Funding Date;
               (3) whether the Credit Extension is to be comprised of LIBOR Credit Extensions or Prime Rate Credit Extensions; and
               (4) the duration of the Interest Period applicable to any such LIBOR Credit Extensions included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Credit Extension comprised of LIBOR Credit Extensions, such Interest Period shall be one (1) month.

          (b) The proceeds of all such Credit Extensions will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Credit Extensions shall be deemed made to Borrower, and no interest shall accrue on any such Credit Extension, until the related funds have been deposited in the Designated Deposit Account.
     3.5 Conversion and Continuation Elections.
          (a) So long as (i) no Event of Default or Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time upon notice to Borrower for Borrower’s requests for LIBOR Credit Extensions, Borrower may, upon irrevocable written notice to Bank:
               (1) elect to convert on any Business Day, Prime Rate Credit Extensions in an amount equal to One Million Dollars ($1,000,000.00) or any integral multiple of One Million Dollars ($1,000,000.00) in excess thereof into LIBOR Credit Extensions;
               (2) elect to continue on any Interest Payment Date any LIBOR Credit Extensions maturing on such Interest Payment Date (or any part thereof in an amount equal to One Million Dollars ($1,000,000.00) or any integral multiple of One Million Dollars ($1,000,000.00) in excess thereof); provided, that if the aggregate amount of LIBOR Credit Extensions shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than One Million Dollars ($1,000,000.00), such LIBOR Credit Extensions shall automatically convert into Prime Rate Credit Extensions, and on and after such date the right of Borrower to continue such Credit Extensions as, and convert such Credit Extensions into, LIBOR Credit Extensions shall terminate; or
               (3) elect to convert on any Interest Payment Date any LIBOR Credit Extensions maturing on such Interest Payment Date (or any part thereof in an amount equal to One Million Dollars ($1,000,000.00) or any integral multiple of One Million Dollars ($1,000,000.00) in excess thereof) into Prime Rate Credit Extensions.
          (b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 11:00 a.m. Pacific time at least (i) three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Credit Extensions are to be converted into or continued as LIBOR Credit Extensions; and (ii) one (1) Business Day in advance of the Conversion Date, if any Credit Extensions are to be converted into Prime Rate Credit Extensions, in each case specifying the:
               (1) proposed Conversion Date or Continuation Date;
               (2) aggregate amount of the Credit Extensions to be converted or continued which, if any Credit Extensions are to be converted into or continued as LIBOR Credit Extensions, shall be in an aggregate minimum principal amount of One Million Dollars ($1,000,000.00) or in any integral multiple of One Million Dollars ($1,000,000.00) in excess thereof;
               (3) nature of the proposed conversion or continuation; and
               (4) duration of the requested Interest Period.
          (c) If upon the expiration of any Interest Period applicable to any LIBOR Credit Extensions, Borrower shall have failed to timely select a new Interest Period to be applicable to such LIBOR Credit Extensions, Borrower shall be deemed to have elected to convert such LIBOR Credit Extensions into Prime Rate Credit Extensions.
          (d) Any LIBOR Credit Extensions shall, at Bank’s option, convert into Prime Rate Credit Extensions in the event that (i) an Event of Default or Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Credit Extensions which have been previously converted to LIBOR Credit Extensions, or the aggregate principal amount of existing LIBOR Credit Extensions continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account (other than any payroll, trust, or escrow accounts) Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Credit Extensions to Prime Rate Credit Extensions pursuant to this Section 3.5(d).
          (e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Credit Extensions, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Credit Extensions.
     3.6 Special Provisions Governing LIBOR Credit Extensions.
     Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Credit Extensions as to the matters covered:
          (a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Credit Extensions for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.
          (b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Credit Extension, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Credit Extension on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Credit Extensions may be made as, or converted to, LIBOR Credit Extensions until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Credit Extensions in respect of which such determination was made shall be deemed to be rescinded by Borrower.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Credit Extensions and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Credit Extensions due to inability to determine the applicable interest rate under Section 3.6(b) or impracticability or illegality under Sections 3.7(d) and 3.7(e)) a borrowing or a conversion to or continuation of any LIBOR Credit Extension does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Credit Extensions occurs on a date prior to the last day of an Interest Period applicable to that Credit Extension.
          (d) Assumptions Concerning Funding of LIBOR Credit Extensions. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.4 shall be made as though Bank had actually funded each of its relevant LIBOR Credit Extensions through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Credit Extension and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Credit Extensions in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.4.
          (e) LIBOR Credit Extensions After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have a Credit Extension be made or continued as, or converted to, a LIBOR Credit Extension after the expiration of any Interest Period then in effect for such Credit Extension and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Credit Extensions referred to therein as Prime Rate Credit Extensions.

     3.7 Additional Requirements/Provisions Regarding LIBOR Credit Extensions.
          (a) If for any reason (including voluntary or mandatory prepayment or acceleration), Borrower pays to Bank all or part of the principal amount of a LIBOR Credit Extension prior to the last day of the Interest Period for such Credit Extension, Borrower shall immediately notify Borrower’s account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.
          (b) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may reasonably determine to be necessary to compensate it for any costs incurred by Bank that Bank reasonably determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Credit Extensions relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
               (i) changes the basis of taxation of any amounts payable to Bank by Borrower under this Agreement in respect of any Credit Extensions (other than changes which affect taxes measured by or imposed on the overall net income or gross receipts of Bank by any jurisdiction in which Bank has its principal office);
               (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank relating to Borrower or this Agreement (including any Credit Extensions or any deposits referred to in the definition of LIBOR); or
               (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities relating to Borrower).
     Bank will notify Borrower of any event occurring after the Closing Date which will entitle Bank to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth in reasonable detail the basis and amount of each request by Bank for compensation under this Section 3.7. Determinations and allocations by Bank for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Credit Extensions, of making or maintaining Credit Extensions, or on amounts receivable by it in respect of Credit Extensions, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.
          (c) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank (made by Bank as promptly as practicable after it obtains knowledge thereof and determines to request such compensation), Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.
          (d) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Credit Extensions for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Credit Extensions, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Credit Extensions shall terminate; provided, however, Credit Extensions shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Credit Extensions.

          (e) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Credit Extensions, or to perform its obligations hereunder, upon demand by Bank, Borrower shall either prepay the LIBOR Credit Extensions in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(a)) or convert such LIBOR Credit Extensions to Prime Rate Credit Extensions. Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Credit Extensions then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Credit Extension or to have outstanding Credit Extensions converted into or continued as Prime Rate Credit Extensions by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.
     4 CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
     If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash and shall thereupon terminate. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.
     4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion. Upon Borrower’s request, Bank will provide Borrower with copies of all UCC financing statements filed by Bank against Borrower.
     5 REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants as follows:
     5.1 Due Organization, Authorization; Power and Authority. Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their jurisdiction of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or its ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s or its Subsidiaries’ business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete taken as a whole (it being understood and agreed that Borrower may from time to time update certain information in the Perfection

Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
     The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.
     5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.
     The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. Other than mobile equipment in the possession of Borrower’s employees or agents, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral with an aggregate value in excess of Five Hundred Thousand Dollars ($500,000.00) to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its reasonable discretion.
     Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral. Borrower shall provide written notice to Bank within thirty (30) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
     5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a material adverse effect on Borrower’s business.
     5.4 No Material Deterioration in Financial Statements. All consolidated financial statements for Borrower and its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date thereof. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements of Borrower submitted to Bank.
     5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
     5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal

Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.
     5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.
     5.10 Indebtedness; Liens. Borrower does not have any Indebtedness to The Monroe Fund LLC or Trillium Capital Partners LLC, and neither The Monroe Fund LLC nor Trillium Capital Partners LLC has any Lien on any of Borrower’s property.
     5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank in connection with the Loan Documents, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank in connection with the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements, in light of the circumstances in which they were made, not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
     6 AFFIRMATIVE COVENANTS
     Borrower shall do all of the following:
     6.1 Government Compliance.
     (a) Except as permitted by Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could reasonably be expected to have a material adverse effect on Borrower’s business.

     (b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.
     6.2 Financial Statements, Reports, Certificates.
          (a) Deliver to Bank: (i) as soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s consolidated and consolidating operations during the period certified by a Responsible Officer on Form 10-Q as filed with the Securities and Exchange Commission; (ii) as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP on form 10-K, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm of national reputation or otherwise reasonably acceptable to Bank in its reasonable discretion; (iii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt; (iv) within five (5) days after filing, all reports on form 8-K, 10-K and 10-Q filed with the Securities and Exchange Commission; (v) a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that, if adversely determined, could reasonably be expected to have a material adverse effect on Borrower’s business; (vi) as soon as available, but no later than sixty (60) days after the last day of Borrower’s fiscal years, and contemporaneously with any updates thereto, Borrower’s board-approved projections for the subsequent fiscal year; and (vii) budgets, sales projections, operating plans and other financial information of Borrower reasonably requested by Bank.
          Borrower’s 10-K, 10-Q, and 8-K reports required to be delivered pursuant to this Section 6.2(a) shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s or another website on the internet.
          (b) Within forty-five (45) days after the last day of each month, deliver to Bank with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in Section 6.7.
          (c) Upon Bank’s request (which, prior to the occurrence and continuance of an Event of Default shall not occur more than one (1) time per month), deliver to Bank aged listings of accounts receivable and accounts payable (by invoice date) and a statement of Borrower’s cash balances for all of its accounts that are not maintained with Bank, in a form reasonably acceptable to Bank.
          (d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.
     6.3 Intentionally omitted.
     6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Bank, on its reasonable request, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank, it being agreed that the insurance maintained by Borrower as of the Effective Date is satisfactory to Bank as of the Effective Date. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that (a) for property policies, the insurer or its agent must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy, and (b) for general liability policies, the insurer or its agent will endeavor to give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s reasonable request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no

Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may upon notice to Borrower make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.
     6.6 Operating Accounts.
          (a) Within thirty (30) days of the Effective Date, maintain its and its Subsidiaries’ primary operating and depository accounts with Bank. In addition, Borrower and its Subsidiaries shall maintain their cash and securities with Bank and/or SVB Securities in excess of that amount used use Borrower’s and such Subsidiaries’ current operations in an amount equal to the lesser of (i) seventy-five percent (75.0%) of the amount of such excess cash and securities, and (ii) Thirty-Five Million Dollars ($35,000,000.00). Any Guarantor that is an Affiliate of Borrower shall maintain seventy-five percent (75.0%) of its funds in depository, operating and securities accounts with Bank or SVB Securities.
          (b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that Borrower or Guarantor at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.
          (c) Notwithstanding Section 6.6(b) above to the contrary, Borrower shall deliver to Bank, within thirty (30) days of the Effective Date, a fully-executed Control Agreement with respect to each of Borrower’s accounts with Morgan Stanley, in form and substance acceptable to Bank in its sole and absolute discretion.
     6.7 Financial Covenants.
     Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted:
          (a) Quick Ratio. A Quick Ratio of at least 1.85 to 1.0.
          (b) Tangible Net Worth. To be tested as of the last day of each of Borrower’s fiscal quarters, Tangible Net Worth of at least (i) Seventy Million Dollars ($70,000,000.00) as of the quarters ending June 30, 2008, September 30, 2008 and December 31, 2008, (ii) Fifty-Five Million Dollars ($55,000,000.00) as of the quarter ending March 31, 2009, and (iii) Fifty Million Dollars ($50,000,000.00) as of the quarter ending June 30, 2009 and as of the last day of each quarter thereafter. Notwithstanding the foregoing, the amount required in the prior sentence shall increase by an amount equal to fifty percent (50.0%) of the gross proceeds received by Borrower from the sale of its equity in financing transactions or the incurrence of Subordinated Debt after the Effective Date.
     6.8 Protection of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property that is material to its business; (b) promptly advise Bank in writing of material infringements of its material intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent, unless Borrower deems such abandonment, forfeiture, or dedication to be necessary or appropriate in its reasonable business judgment.
     6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank during regular business hours upon reasonable prior notice (provided that such limitations shall not apply after the occurrence and continuance of an Event of Default), without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

     6.10 Landlord’s Consent. Deliver to Bank, within thirty (30) days of the Effective Date, a fully-executed landlord’s consent with respect to Borrower’s leased location at 2323 Bryant Street, Dallas, Texas 75284 in favor of Bank, in form and substance acceptable to Bank in Bank’s reasonable discretion.
     6.11 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower and its Subsidiaries.
     7 NEGATIVE COVENANTS
     Borrower shall not do any of the following without Bank’s prior written consent:
     7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:
          (a) Transfers in the ordinary course of business for reasonably equivalent consideration;
          (b) Transfers of property in connection with sale-leaseback transactions;
          (c) Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries;
          (d) Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in specified geographical areas outside of the United States), but that could not result in a legal transfer of Borrower’s title in the licensed property;
          (e) Transfers otherwise permitted by the Loan Documents;
          (f) sales or discounting of delinquent accounts in the ordinary course of business;
          (g) Transfers associated with the making or disposition of Permitted Investments;
          (h) Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired; and
          (i) Transfers of assets (other than Accounts (unless such Transfer is in the ordinary course of Borrower’s business)) not otherwise permitted in this Section 7.1, provided, that the aggregate book value of all such Transfers by Borrower and its Subsidiaries, together, shall not exceed in any fiscal year, five percent (5.0%) of Borrower’s consolidated total assets as of the last day of the fiscal year immediately preceding the date of determination.
     7.2 Changes in Business; Change in Control; Jurisdiction of Formation.. Engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; permit or suffer any Change in Control. Borrower will not, without prior written notice, change its jurisdiction of formation.
     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of any Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

     7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.
     7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.
     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
     7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.
     7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     8 EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
          (a) Borrower fails or neglects to perform any obligation in Sections 6.2 (other than Section 6.2(b)), 6.6, 6.7, or 6.10, or violates any covenant in Section 7;
          (b) Borrower fails or neglects to perform any obligation in Section 6.2(b) and has failed to cure the default within ten (10) days after the occurrence thereof; or
          (c) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section 8.2 shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     8.3 Material Adverse Change. A Material Adverse Change occurs;
     8.4 Attachment; Levy; Restraint on Business.
     (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and
     (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;
     8.5 Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000.00) or that could reasonably be expected to result in a Material Adverse Change.
     8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);
     8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement;
     8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason (other than termination, discharge, or release by Bank) to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor; (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or

     8.11 Governmental Approvals. Any required Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in a material adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to materially adversely affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any required Governmental Approval in any other jurisdiction.
     9 BANK’S RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following, to the extent not prohibited by applicable law:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
          (b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
          (c) demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
          (d) terminate any FX Forward Contracts;
          (e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;
          (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates that is reasonably convenient to Bank and Borrower. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge by Borrower, to exercise any of Bank’s rights or remedies;
          (g) apply to the Obligations then due any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;
          (h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
          (i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (j) demand and receive possession of Borrower’s Books; and
          (k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

     9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
     9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate charged by Bank, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral pursuant to Section 9.1, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
     9.5 Bank’s Liability for Collateral. So long as Bank complies with applicable law and reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
     10 NOTICES
     All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	EnerNOC, Inc. and EnerNOC Securities Corporation
75 Federal Street, Suite 300
Boston, Massachusetts 02110
Attn: David M. Samuels, Executive Vice President
Fax: (617) 224-9910
Email: dsamuels@enernoc.com

with a copy to:	Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
Attn: Mark D. Smith
Fax: (617) 523-1231
Email: marksmith@goodwinprocter.com

If to Bank:	Silicon Valley Bank
One Newton Executive Park, Suite 200
2221 Washington Street
Newton, Massachusetts 02462
Attn: Mr. David Rodriguez
Fax: (617) 969-5478
Email: DRodriguez@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com
     11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
     Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION,
     INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

     12 GENERAL PROVISIONS
     12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
     12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
     12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     12.8 Borrower Liability. As detailed in Section 1, each Borrower has appointed EnerNOC as Agent for each Borrower for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law. Each Borrower waives any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, until the Obligations (other than inchoate indemnification obligations) have been paid in full and this Agreement has been terminated, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
     12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     12.10 Confidentiality. In handling any financial statements of Borrower or other confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
     Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
     12.11 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any Obligation of Borrower then due regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     13 DEFINITIONS
     13.1 Definitions. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
     “Additional Costs” is defined in Section 3.7(b).
     “Advance” or “Advances” means an advance (or advances) under the Revolving Line.
     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agent” is defined in Section 1.2(a).
     “Agreement” is defined in the preamble hereof.
     “Availability Amount” is (a) the Revolving Line minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, minus (e) the outstanding principal balance of any Advances, and minus (f) the outstanding principal balance of the Term Advances.

     “Bank” is defined in the preamble hereof.
     “Bank Expenses” are all reasonable documented audit fees and expenses, and reasonable documented costs, and expenses (including reasonable documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
     “Borrower” is defined in the preamble hereof.
     “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
     “Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Credit Extension, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.
     “Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
     “Cash Management Services” is defined in Section 2.1.4.
     “Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower and other than Foundation Capital and/or Draper Fisher, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing fifty percent (50.0%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.
     “Claims” are defined in Section 12.2.
     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

     “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
     “Commitment Termination Date” is the earlier of August 5, 2009 and the written termination of this Agreement by Borrower.
     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
     “Communication” is defined in Section 10.
     “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “Continuation Date” means any date on which Borrower elects to continue a LIBOR Credit Extension into another Interest Period.
     “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
     “Conversion Date” means any date on which Borrower elects to convert a Prime Rate Credit Extension to a LIBOR Credit Extension or a LIBOR Credit Extension to a Prime Rate Credit Extension.
     “Credit Extension” is any Advance, Term Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.
     “Default Rate” is defined in Section 2.4(c).
     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
     “Designated Deposit Account” is Borrower’s deposit account, account number         , maintained with Bank.
     “Dollars,” “dollars” and “$” each mean lawful money of the United States.
     “Effective Amount” means with respect to any Credit Extension on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.
     “Effective Date” is defined in the preamble of this Agreement.
     “EnerNOC” is defined in the preamble of this Agreement.
     “EnerNOC Securities” is defined in the preamble of this Agreement.

     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 8.
     “Foreign Currency” means lawful money of a country other than the United States.”
     “Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
     “FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.
     “FX Forward Contract” is defined in Section 2.1.3.
     “FX Reduction Amount” is defined in Section 2.1.3.
     “FX Reserve” is defined in Section 2.1.3.
     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
     “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
     “Guarantor” is any present or future guarantor of the Obligations.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
     “Indemnified Person” is defined in Section 12.2.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

     “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
     “Interest Payment Date” means, with respect to any LIBOR Credit Extension, the last day of each Interest Period applicable to such LIBOR Credit Extension and, with respect to Prime Rate Credit Extensions, the first (1st) calendar day of each month (or, if the first (1st) day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Credit Extension is converted into a LIBOR Credit Extension to the extent of the amount converted to a LIBOR Credit Extension.
     “Interest Period” means, as to any LIBOR Credit Extension, the period commencing on the date of such LIBOR Credit Extension, or on the conversion/continuation date on which the LIBOR Credit Extension is converted into or continued as a LIBOR Credit Extension, and ending on the date that is one (1), two (2), or three (3) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Credit Extension shall end later than the Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Credit Extension, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Credit Extension that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.
     “Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Credit Extension.
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
     “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
     “Letter of Credit Application” is defined in Section 2.1.2(a).
     “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).
     “LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Credit Extension to be made, continued as or converted into a LIBOR Credit Extension, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/100th of one percent (0.01%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Credit Extension.
     “LIBOR Credit Extension” means a Credit Extension that bears interest based at the LIBOR Rate plus the LIBOR Rate Margin.

     “LIBOR Rate” means, for each Interest Period in respect of LIBOR Credit Extensions comprising part of the same Credit Extensions, an interest rate per annum (rounded upward to the nearest 1/16th of one percent (0.0625%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.
     “LIBOR Rate Margin” is (a) with respect to Credit Extensions made pursuant to Section 2.1.5, two and three quarters of one percent (2.75%), and (b) with respect to Credit Extensions made pursuant to Section 2.1.1, 2.1.2, 2.1.3 and 2.1.4, two and one-quarter of one percent (2.25%).
     “Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
     “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
     “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable business judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.
     “Maturity Date” is, as applicable, the Revolving Line Maturity Date or the Term Loan Maturity Date.
     “Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.2(a), substantially in the form of Exhibit C, with appropriate insertions.
     “Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit D, with appropriate insertions.
     “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement or the Loan Documents, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin, and the performance of Borrower’s duties under the Loan Documents.
     “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
     “Perfection Certificate” is defined in Section 5.1.
     “Permitted Auction Rate Securities” are the following securities owned by Borrower: (a) Cusip 00433TAC7; and (b) Cusip 709163EU9.
     “Permitted Distributions” means:
     (a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00) in any fiscal year provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;
     (b) distributions or dividends consisting solely of Borrower’s capital stock;
     (c) purchases for value of any rights distributed in connection with any stockholder rights plan;

     (d) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;
     (e) purchases of capital stock pledged as collateral for loans to employees;
     (f) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;
     (g) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and
     (h) the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.
     “Permitted Indebtedness” is:
     (a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
     (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
     (c) Subordinated Debt;
     (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
     (e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
     (f) Indebtedness in an aggregate principal amount not to exceed Five Hundred Thousand Dollars ($500,000.00) secured by Permitted Liens;
     (g) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrower in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby); and
     (h) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
     “Permitted Investments” are:
     (a) Investments shown on the Perfection Certificate and existing on the Effective Date;
     (b) Cash Equivalents;
     (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
     (d) Investments consisting of deposit accounts with Bank or in which Bank has a first priority perfected security interest;
     (e) Investments accepted in connection with Transfers permitted by Section 7.1;
     (f) (i) Investments of a Subsidiary that is not a Borrower hereunder in or to other Subsidiaries or Borrower, (ii) Investments of a Borrower in another Borrower, and (iii) Investments by Borrower in Subsidiaries for the ordinary and necessary current operating expenses of such Subsidiaries so long as the aggregate amount of such Investments does not exceed Five Hundred Thousand Dollars ($500,000.00) per fiscal year;

     (g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;
     (h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and
     (i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary.
     “Permitted Liens” are:
     (a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
     (c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
     (d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
     (e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
     (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
     (g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, non-exclusive licenses and sublicenses do not prohibit granting Bank a security interest;
     (h) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;
     (i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and
     (j) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

     “Prime Rate Credit Extension” means a Credit Extension that bears interest based at the Prime Rate plus the Prime Rate Margin.
     “Prime Rate Margin” is (a) with respect to Credit Extensions made pursuant to Section 2.1.5, one half of one percent (0.50%), and (b) with respect to Credit Extensions made pursuant to Section 2.1.1, 2.1.2, 2.1.3 and 2.1.4, zero percent (0.00%).
     “Quick Assets” is, on any date, Borrower’s unrestricted cash plus net accounts receivable plus unbilled amounts on Borrower’s balance sheet that are contractually owing to Borrower from PJM and that are payable within the next twelve (12) months in an amount not to exceed Twenty Million Dollars ($20,000,000.00) plus marketable securities that are immediately available for sale (but specifically excluding any auction rate securities other than an amount equal to fifty percent (50.0%) of the value of the Permitted Auction Rate Securities up to One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00)), determined according to GAAP.
     “Quick Ratio” is a ratio of (a) Quick Assets, to (b) all of Borrower’s liabilities and Obligations to Bank (whether pursuant to this Agreement or otherwise).
     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
     “Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
     “Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Credit Extensions.
     “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
     “Revolving Line” is an Advance or Advances in an aggregate amount of up to Thirty-Five Million Dollars ($35,000,000.00) outstanding at any time.
     “Revolving Line Maturity Date” is August 5, 2010.
     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
     “Subordinated Debt” is (a) Indebtedness incurred by Borrower subordinated to Borrower’s Indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing, and (b) to the extent the terms of subordination do not change adversely to Bank, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.
     “Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
     “Tangible Net Worth” is, on any date, the total assets of Borrower minus (a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, (iii) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities, plus (c) Subordinated Debt.

      “Term Advance” or “Term Advances” is defined in Section 2.1.5(a).
      “Term Loan Amount” is an amount equal to Ten Million Dollars ($10,000,000.00).
      “Term Loan Maturity Date” is, for each Term Advance, the first day of the month that is the thirty-fifth (35th) month after the month in which Borrower makes its first payment of principal with respect to such Term Advance pursuant to Section 2.1.5(b).
      “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.
      “Transfer” is defined in Section 7.1.
      “United States Dollars” is the lawful currency of the United States of America.
      “Unused Revolving Line Facility Fee” is defined in Section 2.5(d).
[signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.

BORROWER: ENERNOC, INC.
By:	/s/ Neal C. Isaacson
	Name:	Neal C. Isaacson
	Title:	Chief Financial Officer

ENERNOC SECURITIES CORPORATION
By:	/s/ Neal C. Isaacson
	Name:	Neal C. Isaacson
	Title:	Treasurer

BANK: SILICON VALLEY BANK
By:	/s/ David Rodriguez
	Name:	David Rodriguez
	Title:	Senior Vice President

[Signature page to Loan and Security Agreement]

EXHIBIT A
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
     Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.
     Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

1

EXHIBIT B
COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:

FROM:ENERNOC, INC. and ENERNOC SECURITIES CORPORATION
     The undersigned authorized officer of ENERNOC, INC. and ENERNOC SECURITIES CORPORATION (individually and collectively, jointly and severally, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”), (1) Borrower is in complete compliance for the period ending with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Quarterly Financial Statements on Form 10-Q	Quarterly within 45 days	Yes No
Monthly Compliance Certificate	Monthly within 45 days	Yes No
Annual financial statements (CPA Audited) on 10-K together with an unqualified audited opinion	FYE within 90 days	Yes No
8-K, 10-Q and 10-K filings	Within 5 days after SEC filing	Yes No
A/R and A/P agings and statement of account balances	As requested by Bank	Yes No
Board projections	60 days after FYE	Yes No
Contracts entered into during month by Borrower restricting grant of security interest to Bank pursuant to Section 5.2 of the Agreement:

Financial Covenant	Required	Actual	Complies
Quick Ratio (monthly)	1.85 : 1.0	: 1.0	Yes No

Tangible Net Worth (quarterly)	$ *	$	Yes No

*	As set forth in Section 6.7(b) of the Loan and Security Agreement.

1

     The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ENERNOC, INC.	BANK USE ONLY
ENERNOC SECURITIES CORPORATION
Received by:

By:	AUTHORIZED SIGNER
Name:	Date:
Title:	Verified:
AUTHORIZED SIGNER
Date:
Compliance Status: Yes No

2

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
Dated:
In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall control.
I.	Quick Ratio (Section 6.7(a))

Required:	1.85 : 1.00

Actual:	: 1.00

A.	Aggregate value of the unrestricted cash of Borrower	$

B.
Aggregate value of the net accounts receivable of Borrower plus unbilled amounts on Borrower’s balance sheet that are contractually owing to Borrower from PJM and that are payable within the next twelve (12) months in an amount not to exceed Twenty Million Dollars ($20,000,000.00)
$

C.
Marketable securities that are immediately available for sale (but specifically excluding any auction rate securities other than an amount equal to fifty percent (50.0%) of the value of the Permitted Auction Rate Securities up to One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00))
$

D.	Quick Assets (the sum of lines A, B and C)	$

E.	Aggregate value of obligations and liabilities of Borrower to Bank	$

F.	Quick Ratio (line D divided by line E)
Is line F equal to or greater than 1.85 : 1.00?

☐ No, not in compliance	☐ Yes, in compliance
II. TANGIBLE NET WORTH (Section 6.7(b))

Required:	$	(see Section 6.7(b))

Actual:	$
Is Tangible Net Worth at least $                               (see Section 6.7(b))?

☐ No, not in compliance	☐ Yes, in compliance

3

EXHIBIT C
FORM OF NOTICE OF BORROWING
ENERNOC, INC.
and
ENERNOC SECURITIES CORPORATION
Date:

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054
Attention: Corporate Services Department

RE:	Loan and Security Agreement dated as of , 2008 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among (a) EnerNOC, Inc. and EnerNOC Securities Corporation (individually and collectively, jointly and severally, the “Borrower”) and (b) Silicon Valley Bank (the “Bank”)
Ladies and Gentlemen:
     The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of a Credit Extension.
     1. The Funding Date, which shall be a Business Day, of the requested borrowing is         .
     2. The aggregate amount of the requested borrowing is $          .
     3. The requested Credit Extension shall consist of $                               of Prime Rate Credit Extensions and $         of LIBOR Credit Extensions.
     4. The duration of the Interest Period for the LIBOR Credit Extensions included in the requested Credit Extension shall be months.
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Credit Extension before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:
     (a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;
     (b) no Event of Default has occurred and is continuing, or would result from such proposed Credit Extension; and
     (c) the requested Credit Extension will not cause the aggregate principal amount of the outstanding Credit Extensions to exceed, as of the designated Funding Date, the Revolving Line.

4

BORROWER	ENERNOC, INC.

By:
Name:
Title:

ENERNOC SECURITIES CORPORATION
By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance		Maturity Date
%

5

EXHIBIT D
FORM OF NOTICE OF CONVERSION/CONTINUATION
ENERNOC, INC.
and
ENERNOC SECURITIES CORPORATION
Date:

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054
Attention:

RE:	Loan and Security Agreement dated as of , 2008 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among (a) EnerNOC, Inc. and EnerNOC Securities Corporation (individually and collectively, jointly and severally, the “Borrower”) and (b) Silicon Valley Bank (the “Bank”)
Ladies and Gentlemen:
     The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Credit Extensions specified herein, that:
     1. The date of the [conversion] [continuation] is                              , 20     .
     2. The aggregate amount of the proposed Credit Extensions to be [converted] is $                               or [continued] is $                               .
     3. The Credit Extensions are to be [converted into] [continued as] [LIBOR] [Prime Rate] Credit Extensions.
     4. The duration of the Interest Period for the LIBOR Credit Extensions included in the [conversion] [continuation] shall be                months.
     The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:
     (a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
     (b) no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].
[Signature page follows.]

1

BORROWER	ENERNOC, INC.

By:
Name:
Title:

ENERNOC SECURITIES CORPORATION
By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance		Maturity Date
%

1

FIRST LOAN MODIFICATION AGREEMENT
     This First Loan Modification Agreement (this “Loan Modification Agreement’) is entered into as of May 29, 2009 by and among (a) SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”), and (b) ENERNOC, INC., a Delaware corporation (“EnerNOC”), and ENERNOC SECURITIES CORPORATION, a Massachusetts corporation (“EnerNOC Securities”) (hereinafter, EnerNOC and EnerNOC Securities are jointly and severally, individually and collectively, referred to as “Borrower”).
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of August 5, 2008, evidenced by, among other documents, a certain Loan and Security Agreement dated as of August 5, 2008 between Borrower and Bank (collectively, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement. The Loan Agreement, together with any other loan documents entered into by Borrower pursuant to which collateral security has been or will be granted to Bank, are referred to herein as the “Security Documents”; the Security Documents, together with all other documents evidencing or securing the Obligations are referred to herein as the “Existing Loan Documents”.
3. DESCRIPTION OF CHANGE IN TERMS.
Modifications to Loan Agreement.
     A. The Loan Agreement is hereby amended by deleting Section 2.5(c) thereof in its entirety and substituting the following text therefor:
     “(c) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee of one and one-quarter of one percent (1.25%) per annum of the face amount of each Letter of Credit issued (other than the Letter of Credit # SVBSF005826 issued by Bank in May, 2009, with respect to which a Letter of Credit Fee of one and three-quarters of one percent (1.75%) per annum of the face amount of such Letter of Credit shall apply), upon the issuance, each anniversary of the issuance, and the renewal of each Letter of Credit by Bank;”
     B. The Loan Agreement is hereby amended by deleting Section 6.7(a) thereof in its entirety and substituting the following text therefor:
     “(a) Quick Ratio. A Quick Ratio of at least (i) 1.85 to 1.0 for each month ending after the Effective Date through and including the month ending April 30, 2009, (ii) 1.40 to 1.0 for the month ending May 31, 2009, and (iii) 1.85 to 1.0 for the month ending June 30, 2009 and each month thereafter.”
     C. The Loan Agreement is hereby amended by adding a new Section 6.7(c) thereto reading as follows:
     “(c) At some point during the period commencing on May 31, 2009 and ending on June 10, 2009, Borrower shall have unrestricted cash and/or Cash Equivalents on deposit at Bank of at least $30,000,000.”
     D. The Loan Agreement is hereby amended by deleting the definition of “Quick Assets” in Section 13.1thereof in its entirety and substituting the following text therefor:

     ““Quick Assets” is, on any date, the sum of (i) Borrower’s unrestricted cash, plus (ii) Borrower’s net accounts receivable, plus (iii) unbilled amounts on Borrower’s balance sheet that are contractually owing to Borrower from PJM and that are payable within the next twelve (12) months in an amount not to exceed the lesser of (A) Thirty Five Million Dollars ($35,000,000.00) and (B) sixty percent (60%) of Borrower’s unrestricted cash plus net accounts receivable, plus (iv) marketable securities that are immediately available for sale (but specifically excluding any auction rate securities other than an amount equal to fifty percent (50.0%) of the value of the Permitted Auction Rate Securities up to One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00)), determined according to GAAP.”
     E. The Loan Agreement is hereby amended by deleting Exhibit B thereto in its entirety and substituting the Exhibit B in the form attached hereto as Schedule 1 therefor.
4. FEES. Borrower shall pay to Bank an amendment fee equal to Twenty Thousand Dollars ($20,000.00) (the “Amendment Fee”), which shall be due on the date hereof and shall be deemed fully earned as of the date hereof; provided, however, that in the event that Borrower terminates the Letter of Credit # SVBSF005826 issued by Bank in May, 2009 and replaces such Letter of Credit with another Letter of Credit (the “Replacement Letter of Credit”) on or prior to June 30, 2009, Bank will credit the Amendment Fee against the Letter of Credit Fee payable upon the issuance of the Replacement Letter of Credit. In addition, Borrower shall also reimburse Bank for all reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.
5. RATIFICATION OF PERFECTION CERTIFICATES. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in certain Perfection Certificate dated as of August 5, 2008 and acknowledges, confirms and agrees the disclosures and information provided to Bank in the Perfection Certificate has not changed, as of the date hereof.
6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
7. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
8. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.
9. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
10. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement; provided, however, that if for any reason Bank cannot avail itself of the courts of the Commonwealth of Massachusetts, then venue shall lie in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.
11. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Modification Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date above written.

BORROWER: ENERNOC, INC.
By:	/s/ Neal C. Isaacson
	Name:	Neal C. Isaacson
	Title:	CFO

ENERNOC SECURITIES CORPORATION
By:	/s/ Neal C. Isaacson
	Name:	Neal C. Isaacson
	Title:	CFO

BANK: SILICON VALLEY BANK
By:	/s/ Dave Rodriguez
	Name:	Dave Rodriguez
	Title:	SVP

SCHEDULE 1
EXHIBIT B
COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK FROM: ENERNOC, INC. and ENERNOC SECURITIES CORPORATION	Date:
     The undersigned authorized officer of ENERNOC, INC. and ENERNOC SECURITIES CORPORATION (individually and collectively, jointly and severally, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”), (1) Borrower is in complete compliance for the period ending with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Quarterly Financial Statements on Form 10-Q	Quarterly within 45 days	Yes No
Monthly Compliance Certificate	Monthly within 45 days	Yes No
Annual financial statements (CPA Audited) on 10-K together with an unqualified audited opinion	FYE within 90 days	Yes No
8-K, 10-Q and 10-K filings	Within 5 days after SEC filing	Yes No
A/R and A/P agings and statement of account balances	As requested by Bank	Yes No
Board projections	60 days after FYE	Yes No
Contracts entered into during month by Borrower restricting grant of security interest to Bank pursuant to Section 5.2 of the Agreement:

Financial Covenant	Required	Actual	Complies
Quick Ratio (monthly)	1.85 : 1.0 (1.40 : 1.0 at 5/31/09)	: 1.0	Yes No

Tangible Net Worth (quarterly)	$ *	$	Yes No

*	As set forth in Section 6.7(b) of the Loan and Security Agreement.

     The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ENERNOC, INC. ENERNOC SECURITIES CORPORATION		BANK USE ONLY
Received by:

By:			AUTHORIZED SIGNER

	Name:	Date:

	Title:	Verified:

AUTHORIZED SIGNER
Date:

		Compliance Status:	Yes No

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
Dated:
In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall control.
I. Quick Ratio (Section 6.7(a))
Required: 1.85 : 1.00 (1.40 : 1.0 at 5/31/09)
Actual:             : 1.00

A.	Aggregate value of the unrestricted cash of Borrower	$

B.	Aggregate value of the net accounts receivable of Borrower plus unbilled amounts on Borrower’s balance sheet that are contractually owing to Borrower from PJM and that are payable within the next twelve (12) months in an amount not to exceed the lesser of (i) Thirty Five Million Dollars ($35,000,000.00) and (ii) sixty percent (60%) of Borrower’s unrestricted cash plus net accounts receivable.	$

C.	Marketable securities that are immediately available for sale (but specifically excluding any auction rate securities other than an amount equal to fifty percent (50.0%) of the value of the Permitted Auction Rate Securities up to One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00))	$

D.	Quick Assets (the sum of lines A, B and C)	$

E.	Aggregate value of obligations and liabilities of Borrower to Bank, including Letters of Credit	$

F.	Quick Ratio (line D divided by line E)
Is line F equal to or greater than 1.85 : 1.00 (1.40 : 1.0 at 5/31/09)?

☐ No, not in compliance	☐ Yes, in compliance
II. TANGIBLE NET WORTH (Section 6.7(b))

Required:	$	(see Section 6.7(b))
Actual:	$
Is Tangible Net Worth at least $            (see Section 6.7(b))?

☐ No, not in compliance	☐ Yes, in compliance

SECOND LOAN MODIFICATION AGREEMENT
     This Second Loan Modification Agreement (this “Loan Modification Agreement’) is entered into as of April 23, 2010 by and among (a) SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”), and (b) ENERNOC, INC., a Delaware corporation (“EnerNOC”), and ENERNOC SECURITIES CORPORATION, a Massachusetts corporation (“EnerNOC Securities”) (hereinafter, EnerNOC and EnerNOC Securities are jointly and severally, individually and collectively, referred to as “Borrower”).
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of August 5, 2008, evidenced by, among other documents, a certain Loan and Security Agreement dated as of August 5, 2008 between Borrower and Bank, as amended by that certain First Loan Modification Agreement dated as of May 29, 2009 between Borrower and Bank (collectively, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement. The Loan Agreement, together with any other loan documents entered into by Borrower pursuant to which collateral security has been or will be granted to Bank, are referred to herein as the “Security Documents”; the Security Documents, together with all other documents evidencing or securing the Obligations are referred to herein as the “Existing Loan Documents”.
1.	DESCRIPTION OF CHANGE IN TERMS.
A.	Modifications to Loan Agreement.
1.	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.2(a) thereof, in its entirety:
          “(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Thirty-Five Million Dollars ($35,000,000.00), inclusive of Credit Extensions relating to Sections 2.1.1, 2.1.3, 2.1.4 and 2.1.5.”
and inserting in lieu thereof the following:
          “(a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Fifty Million Dollars ($50,000,000.00), inclusive of Credit Extensions relating to Sections 2.1.1, 2.1.3, 2.1.4 and 2.1.5.”
2.	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.3 thereof, in its entirety:
     “2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of

Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000.00) (such maximum shall be the “FX Reserve”).”
and inserting in lieu thereof the following:
     “2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to Five Million Dollars ($5,000,000.00) (such maximum shall be the “FX Reserve”).”
3.	The Loan Agreement shall be amended by deleting the following text, appearing in Section 2.1.4 thereof, in its entirety:
     “2.1.4 Cash Management Services Sublimit. Borrower may use up to Thirty-Five Million Dollars ($35,000,000.00), inclusive of Credit Extensions made pursuant to Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.5, of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).”
and inserting in lieu thereof the following:
     “2.1.4 Cash Management Services Sublimit. Borrower may use up to Fifty Million Dollars ($50,000,000.00), inclusive of Credit Extensions made pursuant to Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.5, of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).”
4.	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.7(a) thereof, in its entirety:
          “(a) Quick Ratio. A Quick Ratio of at least (i) 1.85 to 1.0 for each month ending after the Effective Date through and including the month ending April 30, 2009, (ii) 1.40 to 1.0 for the month ending May 31, 2009, and (iii) 1.85 to 1.0 for the month ending June 30, 2009 and each month thereafter.”
and inserting in lieu thereof the following:
          “(a) Quick Ratio. A Quick Ratio of at least (i) 1.85 to 1.0 for each month ended after the Effective Date through and including the month ended April 30, 2009, (ii) 1.40 to 1.0 for the month ended May 31, 2009,

2

(iii) 1.85 to 1.0 for the month ended June 30, 2009 through and including the month ended March 31, 2010, and (iv) 2.0 to 1.0 for the month ending April 30, 2010 and each month thereafter. Notwithstanding the foregoing, Bank waives compliance with the foregoing Quick Ratio requirement for the months ending April 30, 2010 and May 31, 2010 provided that Borrower is in compliance at all times with the Minimum Cash covenant in Section 6.7(c).”
5.	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.7(b) thereof, in its entirety:
          “(b) Tangible Net Worth. To be tested as of the last day of each of Borrower’s fiscal quarters, Tangible Net Worth of at least (i) Seventy Million Dollars ($70,000,000.00) as of the quarters ending June 30, 2008, September 30, 2008 and December 31, 2008, (ii) Fifty-Five Million Dollars ($55,000,000.00) as of the quarter ending March 31, 2009, and (iii) Fifty Million Dollars ($50,000,000.00) as of the quarter ending June 30, 2009 and as of the last day of each quarter thereafter. Notwithstanding the foregoing, the amount required in the prior sentence shall increase by an amount equal to fifty percent (50.0%) of the gross proceeds received by Borrower from the sale of its equity in financing transactions or the incurrence of Subordinated Debt after the Effective Date.”
and inserting in lieu thereof the following:
          “(b) Tangible Net Worth. To be tested as of the last day of each of Borrower’s fiscal quarters, Tangible Net Worth of at least (i) Seventy Million Dollars ($70,000,000.00) as of the quarters ended June 30, 2008, September 30, 2008 and December 31, 2008, (ii) Fifty-Five Million Dollars ($55,000,000.00) as of the quarter ended March 31, 2009, (iii) Fifty Million Dollars ($50,000,000.00) as of the quarter ended June 30, 2009 through and including the quarter ended December 31, 2009, and (iv) One Hundred Million Dollars ($100,000,000.00) as of the quarter ended March 31, 2010 and as of the last day of each quarter thereafter. Notwithstanding the foregoing, the amount required in the prior sentence shall increase by an amount equal to fifty percent (50.0%) of the gross proceeds received by Borrower from the sale of its equity in financing transactions or the incurrence of Subordinated Debt after the Effective Date.”
6.	The Loan Agreement shall be amended by inserting the following new section 6.7(c) entitled “Minimum Cash”, to appear immediately after section 6.7(b) thereof:
          “(c) Minimum Cash. During the period commencing on April 30, 2010 through and including June 30, 2010, maintain at all times unrestricted cash and/or Cash Equivalents on deposit with Bank and/or SVB Securities of at least Twenty-Five Million Dollars ($25,000,000.00).”
7.	The Loan Agreement shall be amended by deleting the following definition appearing in Section 13.1 thereof:
     “      “Revolving Line” is an Advance or Advances in an aggregate amount of up to Thirty-Five Million Dollars ($35,000,000.00) outstanding at any time.”

3

and inserting in lieu thereof the following:
     “      “Revolving Line” is an Advance or Advances in an aggregate amount of up to Fifty Million Dollars ($50,000,000.00) outstanding at any time.”
8.	The Loan Agreement is hereby amended by deleting Exhibit B thereto in its entirety and substituting the Exhibit B in the form attached hereto as Schedule 1 therefor.
3. FEES. Borrower shall pay to Bank a modification fee equal to Fifty Thousand Dollars ($50,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.
4. PERFECTION CERTIFICATES. EnerNOC has delivered an updated Perfection Certificate in connection with this Loan Modification Agreement (the “Updated Perfection Certificate” ) dated as of April 23, 2010, which Updated Perfection Certificate shall supersede in all respects that certain Perfection Certificate dated as of August 5, 2008 delivered by EnerNOC. Borrower agrees that all references in the Loan Agreement to “Perfection Certificate” with respect to EnerNOC shall hereinafter be deemed to be a reference to the Updated Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in certain Perfection Certificate dated as of August 5, 2008 delivered by EnerNOC Securities and acknowledges, confirms and agrees the disclosures and information provided to Bank in the Perfection Certificate delivered by EnerNOC Securities have not changed, as of the date hereof.
5. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
6. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
7. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.
8. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
9. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement; provided, however, that if for any reason Bank cannot avail itself of the courts of the Commonwealth of Massachusetts, then venue shall lie in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.
10. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.
[signature page follows]

4

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Modification Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date above written.

BORROWER: ENERNOC, INC.
By:	/s/ Timothy Weller
	Name:	Timothy Weller
	Title:	Chief Financial Officer and Treasurer

ENERNOC SECURITIES CORPORATION
By:	/s/ Timothy Weller
	Name:	Timothy Weller
	Title:	Treasurer

BANK: SILICON VALLEY BANK
By:	/s/ Christopher Leary
	Name:	Christopher Leary
	Title:	Vice President

SCHEDULE 1
EXHIBIT B
COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:
FROM: ENERNOC, INC. and ENERNOC SECURITIES CORPORATION
     The undersigned authorized officer of ENERNOC, INC. and ENERNOC SECURITIES CORPORATION (individually and collectively, jointly and severally, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”), (1) Borrower is in complete compliance for the period ending with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Quarterly Financial Statements on Form 10-Q	Quarterly within 45 days	Yes No
Monthly Compliance Certificate	Monthly within 45 days	Yes No
Annual financial statements (CPA Audited) on 10-K together with an unqualified audited opinion	FYE within 90 days	Yes No
8-K, 10-Q and 10-K filings	Within 5 days after SEC filing	Yes No
A/R and A/P agings and statement of account balances	As requested by Bank	Yes No
Board projections	60 days after FYE	Yes No
Contracts entered into during month by Borrower restricting grant of security interest to Bank pursuant to Section5.2 of the Agreement:

Financial Covenant	Required			Actual		Complies
Quick Ratio (monthly)		: 1.0	*		: 1.0	Yes No
Tangible Net Worth (quarterly)	$		**	$		Yes No
Minimum Cash (April 30, 2010 through June 30, 2010)		$25,000,000.00		$		Yes No

*	As set forth in Section 6.7(a) of the Loan and Security Agreement.

**	As set forth in Section 6.7(b) of the Loan and Security Agreement.

     The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ENERNOC, INC.	BANK USE ONLY
ENERNOC SECURITIES CORPORATION

Received by:

By:		AUTHORIZED SIGNER
Name:	Date:

Title:	Verified:

AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
Dated:_________________
In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall control.
I. QUICK RATIO (Section 6.7(a))
Required:    2.00: 1.00 (1.40 : 1.0 at 5/31/09)
Actual:            : 1.00

A.	Aggregate value of the unrestricted cash of Borrower		$

B.	Aggregate value of the net accounts receivable of Borrower plus unbilled amounts on Borrower’s balance sheet that are contractually owing to Borrower from PJM and that are payable within the next twelve (12) months in an amount not to exceed the lesser of (i) Thirty Five Million Dollars ($35,000,000.00) and (ii) sixty percent (60%) of Borrower’s unrestricted cash plus net accounts receivable.		$

C.	Marketable securities that are immediately available for sale (but specifically excluding any auction rate securities other than an amount equal to fifty percent (50.0%) of the value of the Permitted Auction Rate Securities up to One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00))	$ $

D.	Quick Assets (the sum of lines A, B and C)

E.	Aggregate value of obligations and liabilities of Borrower to Bank, including Letters of Credit		$

F.	Quick Ratio (line D divided by line E)
Is line F equal to or greater than 2:00: 1.00 (1.40: 1.0 at 5/31/09)?

☐ No, not in compliance	☐ Yes, in compliance
II. TANGIBLE NET WORTH (Section 6.7(b))
Required:      $          (see Section 6.7(b))
Actual:          $
Is Tangible Net Worth at least $             (see Section 6.7(b))?

☐ No, not in compliance	☐ Yes, in compliance
III. MINIMUM CASH (Section 6.7(c))
Required:      $25,000,000.00 (April 30, 2010 through June 30, 2010, see Section 6.7(c))
Actual:          $
Is Minimum Cash at least $25,000,000.00 (see Section 6.7(c))?

☐ No, not in compliance	☐ Yes, in compliance

THIRD LOAN MODIFICATION AGREEMENT
     This Third Loan Modification Agreement (this “Loan Modification Agreement’) is entered into as of July 30, 2010, by and among (a) SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”), and (b) ENERNOC, INC., a Delaware corporation (“EnerNOC”), and ENERNOC SECURITIES CORPORATION, a Massachusetts corporation (“EnerNOC Securities”) (hereinafter, EnerNOC and EnerNOC Securities are jointly and severally, individually and collectively, referred to as “Borrower”).
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of August 5, 2008, evidenced by, among other documents, a certain Loan and Security Agreement dated as of August 5, 2008, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of May 29, 2009, between Borrower and Bank, and as further amended by a certain Second Loan Modification Agreement dated as of April 23, 2010, between Borrower and Bank (collectively, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement. The Loan Agreement, together with any other loan documents entered into by Borrower pursuant to which collateral security has been or will be granted to Bank, are referred to herein as the “Security Documents”; the Security Documents, together with all other documents evidencing or securing the Obligations, are referred to herein as the “Existing Loan Documents”.
1.	DESCRIPTION OF CHANGE IN TERMS.
A.	Modifications to Loan Agreement.
1.	The Loan Agreement shall be amended by deleting the following appearing as Section 2.5(c) thereof (entitled “Letter of Credit Fee”):
     “(c) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee of one and one-quarter of one percent (1.25%) per annum of the face amount of each Letter of Credit issued (other than the Letter of Credit # SVBSF005826 issued by Bank in May, 2009, with respect to which a Letter of Credit Fee of one and three-quarters of one percent (1.75%) per annum of the face amount of such Letter of Credit shall apply), upon the issuance, each anniversary of the issuance, and the renewal of each Letter of Credit by Bank;”
     and inserting in lieu thereof the following:
     “(c) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee of one and one-quarter of one percent (1.25%) per annum of the face amount of each Letter of Credit issued, upon the issuance, each anniversary of the issuance, and the renewal of each Letter of Credit by Bank;”
2.	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.7(b) thereof, in its entirety:

     “(b) Tangible Net Worth. To be tested as of the last day of each of Borrower’s fiscal quarters, Tangible Net Worth of at least (i) Seventy Million Dollars ($70,000,000.00) as of the quarters ended June 30, 2008, September 30, 2008 and December 31, 2008, (ii) Fifty-Five Million Dollars ($55,000,000.00) as of the quarter ended March 31, 2009, (iii) Fifty Million Dollars ($50,000,000.00) as of the quarter ended June 30, 2009 through and including the quarter ended December 31, 2009, and (iv) One Hundred Million Dollars ($100,000,000.00) as of the quarter ended March 31, 2010 and as of the last day of each quarter thereafter. Notwithstanding the foregoing, the amount required in the prior sentence shall increase by an amount equal to fifty percent (50.0%) of the gross proceeds received by Borrower from the sale of its equity in financing transactions or the incurrence of Subordinated Debt after the Effective Date.”
     and inserting in lieu thereof the following:
     “(b) Tangible Net Worth. To be tested as of the last day of each of Borrower’s fiscal quarters, Tangible Net Worth of at least (i) Seventy Million Dollars ($70,000,000.00) as of the quarters ended June 30, 2008, September 30, 2008 and December 31, 2008, (ii) Fifty-Five Million Dollars ($55,000,000.00) as of the quarter ended March 31, 2009, (iii) Fifty Million Dollars ($50,000,000.00) as of the quarter ended June 30, 2009 through and including the quarter ended December 31, 2009, (iv) One Hundred Million Dollars ($100,000,000.00) as of the quarter ended March 31, 2010, and (v) One Hundred Fifty Million Dollars ($150,000,000.00) as of the quarter ended June 30, 2010, and as of the last day of each quarter thereafter. Notwithstanding the foregoing, the amount required in clause (v) of the prior sentence shall increase by an amount equal to fifty percent (50.0%) of the gross proceeds received by Borrower from the sale of its equity in financing transactions or the incurrence of Subordinated Debt after June 30, 2010.”
3.	The Loan Agreement shall be amended by deleting the following definition appearing in Section 13.1 thereof:
               ““Revolving Line Maturity Date” is August 5, 2010.”
          and inserting in lieu thereof the following:
               ““Revolving Line Maturity Date” is February 4, 2011.”
4.	The Loan Agreement is hereby amended by deleting Exhibit B thereto in its entirety and substituting the Exhibit B in the form attached as Schedule 1 hereto. All references in the Loan Agreement to the Compliance Certificate shall hereafter be deemed to refer to the Exhibit B in the form attached as Schedule 1 hereto.
3. FEES. Borrower shall pay to Bank a commitment fee equal to Fifty Thousand Dollars ($50,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.
4. PERFECTION CERTIFICATES. EnerNOC has delivered an updated Perfection Certificate in connection with this Loan Modification Agreement (the “Updated Perfection Certificate” ) dated as of July 30, 2010, which

2

Updated Perfection Certificate shall supersede in all respects that certain Perfection Certificate dated as of April 23, 2010 delivered by EnerNOC to Bank. Borrower agrees that all references in the Loan Agreement to “Perfection Certificate” with respect to EnerNOC shall hereinafter be deemed to be a reference to the Updated Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in certain Perfection Certificate dated as of August 5, 2008 delivered by EnerNOC Securities to Bank and acknowledges, confirms and agrees the disclosures and information provided to Bank in the Perfection Certificate delivered by EnerNOC Securities have not changed, as of the date hereof.
5. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
6. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
7. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.
8. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
9. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement; provided, however, that if for any reason Bank cannot avail itself of the courts of the Commonwealth of Massachusetts, then venue shall lie in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.
10. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.
[Signature page follows]

3

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Modification Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date above written.
BORROWER:

ENERNOC, INC.
By:	/s/ Timothy Weller
	Name:	Timothy Weller
	Title:	Chief Financial Officer and Treasurer

ENERNOC SECURITIES CORPORATION
By:	/s/ Timothy Weller
	Name:	Timothy Weller
	Title:	Treasurer

BANK: SILICON VALLEY BANK
By:	/s/ Robin Gill
	Name:	Robin Gill
	Title:	Vice President

SCHEDULE 1
EXHIBIT B
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:

FROM:	ENERNOC, INC. and ENERNOC SECURITIES CORPORATION
     The undersigned authorized officer of ENERNOC, INC. and ENERNOC SECURITIES CORPORATION (individually and collectively, jointly and severally, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”), (1) Borrower is in complete compliance for the period ending with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Quarterly Financial Statements on Form 10-Q	Quarterly within 45 days	Yes No
Monthly Compliance Certificate	Monthly within 45 days	Yes No
Annual financial statements (CPA Audited) on 10-K together with an unqualified audited opinion	FYE within 90 days	Yes No
8-K, 10-Q and 10-K filings	Within 5 days after SEC filing	Yes No
A/R and A/P agings and statement of account balances	As requested by Bank (not more frequently than monthly)	Yes No
Board projections	60 days after FYE	Yes No
Contracts entered into during month by Borrower restricting grant of security interest to Bank pursuant to Section5.2 of the Agreement:

Financial Covenant	Required	Actual	Complies
Quick Ratio (monthly)	2:0 : 1.0	: 1.0	Yes No

Tangible Net Worth (quarterly)	$ *	$	Yes No

*	As set forth in Section 6.7(b) of the Loan and Security Agreement.

     The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ENERNOC, INC.	BANK USE ONLY
ENERNOC SECURITIES CORPORATION
Received by:

By:	AUTHORIZED SIGNER
Name:	Date:
Title:	Verified:
AUTHORIZED SIGNER
Date:
Compliance Status: Yes No

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
Dated:
In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall control.

I.	QUICK RATIO (Section 6.7(a))
Required: 2.00: 1.00
Actual: :            1.00

A.	Aggregate value of the unrestricted cash of Borrower	$

B.	Aggregate value of the net accounts receivable of Borrower plus unbilled amounts on Borrower’s balance sheet that are contractually owing to Borrower from PJM and that are payable within the next twelve (12) months in an amount not to exceed the lesser of (i) Thirty Five Million Dollars ($35,000,000.00) and (ii) sixty percent (60%) of Borrower’s unrestricted cash plus net accounts receivable.	$

C.	Marketable securities that are immediately available for sale (but specifically excluding any auction rate securities other than an amount equal to fifty percent (50.0%) of the value of the Permitted Auction Rate Securities up to One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00))	$

D.	Quick Assets (the sum of lines A, B and C)	$

E.	Aggregate value of obligations and liabilities of Borrower to Bank, including Letters of Credit	$

F.	Quick Ratio (line D divided by line E)	$
Is line F equal to or greater than 2:00: 1.00?

☐ No, not in compliance	☐ Yes, in compliance

II.	TANGIBLE NET WORTH (Section 6.7(b))
Required:   $                                          (see Section 6.7(b))
Actual:       $
Is Tangible Net Worth at least $                (see Section 6.7(b))?

☐ No, not in compliance	☐ Yes, in compliance

EXECUTION VERSION
JOINDER AND AMENDMENT AGREEMENT
Dated: As of December 27, 2010
     This Joinder and Amendment Agreement (this “Joinder and Amendment Agreement”) is entered into as of December 27, 2010, by and among (a) SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”), and (b) ENERNOC, INC., a Delaware corporation (“EnerNOC”), ENOC SECURITIES CORPORATION, a Massachusetts corporation (“ENOC Securities”), and, with respect to Section 1 below only, ENERNOC SECURITIES CORPORATION, a Massachusetts corporation (“EnerNOC Securities”).
RECITALS
     WHEREAS, among other indebtedness and obligations which may be owing by EnerNOC and EnerNOC Securities to Bank, EnerNOC and EnerNOC Securities are indebted to Bank pursuant to a certain Loan and Security Agreement dated as of August 5, 2008, among EnerNOC, EnerNOC Securities and Bank, as amended by a certain First Loan Modification Agreement dated as of May 29, 2009, as further amended by a certain Second Loan Modification Agreement dated as of April 23, 2010, and as further amended by a certain Third Loan Modification Agreement dated as of July 30, 2010 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”). All capitalized terms used herein without definitions shall have the meanings given such terms in the Loan Agreement.
     WHEREAS, on December __, 2010, ENOC Securities Corporation, a Massachusetts securities corporation and wholly-owned subsidiary of EnerNOC (“ENOC Securities”), was incorporated; and
     WHEREAS, the parties wish to amend the Loan Agreement pursuant to the terms of this Joinder and Amendment Agreement to add ENOC Securities as a party to the Loan Agreement and to remove EnerNOC Securities as a party to the Loan Agreement.
     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:
1.	Amendment to Loan Agreement.
A.	The preamble of the Loan and Security Agreement is hereby amended by deleting subsection (b) in its entirety and substituting the following in lieu thereof:
“(b) ENERNOC, INC., a Delaware corporation (“EnerNOC”), and ENOC SECURITIES CORPORATION, a Massachusetts corporation, (“ENOC Securities”) (hereinafter, EnerNOC and ENOC Securities are jointly and severally, individually and collectively, referred to as “Borrower”)”
B.	The Agreement is hereby amended by deleting all references to “EnerNOC Securities” in its entirety and substituting “ENOC Securities” in lieu thereof.

2.	Joinder to Loan Agreement. The undersigned, Enoc Securities, hereby joins the Loan Agreement and each of the Loan Documents, and agrees to comply with and be bound by all of the terms, conditions and covenants of the Loan Agreement and Loan Documents, as if it were originally named a “Borrower” therein. Without limiting the generality of the preceding sentence, ENOC Securities agrees that it will be jointly and severally liable, together with EnerNOC, for the payment and performance of all obligations and liabilities of Borrower under the Loan Agreement, including, without limitation, the Obligations. Either Borrower may, acting singly, request Credit Extensions pursuant to the Loan Agreement. Each Borrower hereby appoints the other as agent for itself for all purposes hereunder, including with respect to requesting Credit Extensions pursuant to the Loan Agreement. Each Borrower hereunder shall be obligated to repay all Credit Extensions made pursuant to the Loan Agreement, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

3.	Subrogation and Similar Rights. Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law. Each Borrower waives any right to require Bank to: (a) proceed against either Borrower or any other person; (b) proceed against or exhaust any security; or (c) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against either Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting either Borrower’s liability. Notwithstanding any other provision of this Joinder and Amendment Agreement, the Loan Agreement, or other Loan Documents, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under the Loan Agreement) to seek contribution, indemnification or any other form of reimbursement from the other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with the Loan Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with the Loan Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this section shall be null and void. If any payment is made to a Borrower in contravention of this section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

4.	Grant of Security Interest. To secure the prompt payment and performance of all of the Obligations, ENOC Securities hereby grants to Bank a continuing lien upon and security interest in all of ENOC Securities’ now existing or hereafter arising rights and interest in the Collateral, whether now owned or existing or hereafter created, acquired, or arising, and wherever located, including, without limitation, all of ENOC Securities’ assets, and all ENOC Securities’ books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing. ENOC Securities further covenants and agrees that by its execution hereof it shall provide all such information, complete all such forms, and take all such actions, and enter into all such agreements, in form and substance reasonably satisfactory to Bank that are reasonably deemed necessary by Bank in order to grant a valid, perfected first priority security interest to Bank in the Collateral. ENOC Securities hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5.	Representations and Warranties. ENOC Securities hereby represents and warrants to Bank that all representations and warranties in the Loan Documents made on the part of EnerNOC are true and correct on the date hereof with respect to ENOC Securities, with the same force and effect as if ENOC Securities were named as “Borrower” in the Loan Documents in addition to EnerNOC.
6.	Delivery of Documents. ENOC Securities hereby agrees that the following documents shall be delivered to Bank prior to or concurrently with this Joinder and Amendment Agreement, each in form and substance satisfactory to Bank:
A.	a certificate of the Secretary or Assistant Secretary of ENOC Securities with respect to the certificate of incorporation, by-laws, incumbency, resolutions of the Board of Directors of ENOC Securities, and consent of the stockholders of ENOC Securities (if required by ENOC Securities’ corporate documents) authorizing the execution and delivery of the Joinder and Amendment Agreement and related documents;

B.	a long form certificate of the Secretary of the Commonwealth of Massachusetts (certified within the prior 30 days) as to ENOC Securities’ existence and good standing and listing all applicable organizational documents filed by ENOC Securities with the Commonwealth of Massachusetts;

C.	Certificates of Good Standing/Foreign Qualification, from each state in which ENOC Securities is authorized to do business;

D.	the results of UCC searches with respect to the Collateral for ENOC Securities indicating that there are no Liens, other than Permitted Liens;

E.	a Perfection Certificate for ENOC Securities;

F.	a Securities/Deposit Account Control Agreement for ENOC Securities for each account of ENOC Securities not directly maintained with Bank;

G.	Evidence of Insurance (copy of underlying policy, as endorsed, and on Acord 28 Form and Acord 25S Form) for ENOC Securities; and

H.	such other documents as Bank may reasonably request.
     7. Choice of Law, Venue and Jury Trial Waiver. Massachusetts law governs this Joinder and Amendment Agreement and the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that nothing in this Joinder and Amendment Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.
     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS JOINDER AND AMENDMENT AGREEMENT, THE LOAN AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS JOINDER AND AMENDMENT AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
8.	Countersignatures. This Joinder and Amendment Agreement shall become effective only when it shall have been executed by Borrower and Bank.
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     IN WITNESS WHEREOF, Bank, EnerNOC, ENOC Securities, and, with respect to Section 1 only, EnerNOC Securities have caused this Joinder and Amendment Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date above written.

ENOC SECURITIES CORPORATION
By:	/s/ David Brewster
	Name:	David Brewster
	Title:	President

ENERNOC, INC.
By:	/s/ David Samuels
	Name:	David Samuels
	Title:	Executive Vice President

ENERNOC SECURITIES CORPORATION
By:	/s/ David Brewster
	Name:	David Brewster
	Title:	President

BANK: SILICON VALLEY BANK
By:	/s/ David Rodriguez
	Name:	David Rodriguez
	Title:	Senior Vice President

FOURTH LOAN MODIFICATION AGREEMENT
     This Fourth Loan Modification Agreement (this “Loan Modification Agreement’) is entered into as of February 4, 2011, by and among (a) SILICON VALLEY BANK, a California corporation with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”), and (b) ENERNOC, INC., a Delaware corporation (“EnerNOC”), and ENOC SECURITIES CORPORATION, a Massachusetts corporation (“ENOC Securities”) (hereinafter, EnerNOC and ENOC Securities are jointly and severally, individually and collectively, referred to as “Borrower”).
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of August 5, 2008, evidenced by, among other documents, a certain Loan and Security Agreement dated as of August 5, 2008, among Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of May 29, 2009, among Borrower and Bank, as further amended by a certain Second Loan Modification Agreement dated as of April 23, 2010, among Borrower and Bank, as further amended by a certain Third Loan Modification Agreement dated as of July 30, 2010, among Borrower and Bank, and as further amended by a certain Joinder Agreement dated as of December 27, 2010, among Borrower and Bank (collectively, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement. The Loan Agreement, together with any other loan documents entered into by Borrower pursuant to which collateral security has been or will be granted to Bank, are referred to herein as the “Security Documents”; the Security Documents, together with all other documents evidencing or securing the Obligations, are referred to herein as the “Existing Loan Documents”.
1. DESCRIPTION OF CHANGE IN TERMS.
A.	Modification to Loan Agreement.
1.	The Loan Agreement shall be amended by deleting the following definition appearing in Section 13.1 thereof:
                    “ “Revolving Line Maturity Date” is February 4, 2011.”
and inserting in lieu thereof the following:
                    “ “Revolving Line Maturity Date” is February 28, 2011.”
3. FEES. Borrower shall pay to Bank a modification fee equal to Five Thousand Dollars ($5,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.
4. PERFECTION CERTIFICATES. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in (a) that certain Perfection Certificate dated as of July 30, 2010, delivered by EnerNOC to Bank (the “EnerNOC Perfection Certificate”), and (b) that certain Perfection Certificate dated as of December 27, 2010, delivered by ENOC Securities to Bank (the “ENOC Securities Perfection Certificate”; and, together with the EnerNOC Perfection certificate, jointly and severally, individually and collectively, the “Perfection Certificate”) and acknowledges, confirms and agrees the disclosures and information provided to Bank in the Perfection Certificate have not changed, as of the date hereof.

5. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
6. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
7. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.
8. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
9. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement; provided, however, that if for any reason Bank cannot avail itself of the courts of the Commonwealth of Massachusetts, then venue shall lie in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.
10. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.
[Signature page follows]

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     IN WITNESS WHEREOF, the parties hereto have caused this Loan Modification Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date above written.

BORROWER: ENERNOC, INC.
By:	/s/ David Samuels
	Name:	David Samuels
	Title:	Executive Vice President

ENOC SECURITIES CORPORATION
By:	/s/ Laurie Harrison
	Name:	Laurie Harrison
	Title:	Vice President

BANK: SILICON VALLEY BANK
By:	/s/ David Rodriguez
	Name:	David Rodriguez
	Title:	Senior Vice President